Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Second Quarter 2023 Results

Second Quarter 2023 Comparable Restaurant Sales Growth of 9.6% vs. Second Quarter 2022

Second Quarter 2023 Positive Comparable Transaction Growth of 3.6% vs. Second Quarter 2022

DALLAS, Texas – (Business Wire) – August 7, 2023 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® restaurant brand, today reported results for the 13-week second quarter, which ended on July 2, 2023 and provided a business update related to current operations.

As announced separately today, the Company has entered into a definitive agreement to be acquired by affiliates of Garnett Station Partners for $8.50 per share in cash. Please see our press release and 8-K filed today for additional details.

Fiesta President and Chief Executive Officer Dirk Montgomery said, “Our focus on building traffic resulted in year-over-year comparable transaction growth of 3.6% and comparable sales growth of 9.6%. The growth initiatives we shared previously have improved our traffic growth, which continued into July with comparable transaction growth of 3.9%.”

Montgomery added, “We delivered across all four of our previously identified key initiatives – all of which are aimed at creating growth across our business by increasing traffic and driving margin expansion. As a reminder, the initiatives are: 1) Building operations excellence; 2) Creating a great guest experience across all channels; 3) Enhancing the Pollo Tropical brand; and 4) Developing great teams.  As a result of those initiatives, we made progress compared to the first quarter in key metrics including improved speed of service, higher guest satisfaction and reduced hourly and management turnover. We have also seen the impact of G&A expense efficiency initiatives, which resulted in our second quarter G&A expense coming in well below the second quarter of 2022 and the first quarter of 2023.  We are making real progress toward our targeted G&A expense run rate of 8.5% to 9.0% of restaurant sales and expect that progress to continue over the remainder of 2023.”

Montgomery continued, “Second quarter 2023 income from operations was $4.1 million and 3.9% of restaurant sales compared to a loss from operations in the second quarter 2022 of $(5.3) million and (5.4)% of restaurant sales. The increase in income from operations was primarily driven by increased restaurant sales and higher Restaurant-level Operating Profit compared to the second quarter 2022. Second quarter Restaurant-level Operating Profit(1), a non-GAAP financial measure, increased 20% from the first quarter of 2022 and was well above the second quarter of 2022, driven by our comparable restaurant sales growth and margin improvement actions.”

Montgomery further commented, “Second quarter Restaurant-level Operating Profit Margins improved to 19.3%, reflecting our strong comparable transaction growth and phased pricing actions in 2022 and March 2023. Second quarter 2023 margins benefitted from lower than expected advertising expense due to timing shifts. We expect second half 2023 advertising expense to be above the second quarter 2023 levels with full year 2023 advertising expense as a percentage of sales of 3.5%. In addition, second quarter workers compensation expense was below historic run rates and is expected to trend back to historic levels. After taking into account those favorable items in the second quarter, we are pleased that our Restaurant-level Operating Margin exceeded our targeted level of 18% or more, and we will continue to target Restaurant-level Operating Profit Margins of 18.0% or greater through ongoing transaction growth and margin improvement initiatives.”

Montgomery concluded, “We are proud of our progress in the second quarter, and will continue to focus on driving traffic and margins during the remainder of 2023.”

(1)	Formerly Restaurant-level Adjusted EBITDA. See non-GAAP reconciliation table below.

Second Quarter 2023 Financial Summary

•	Total revenues increased 8.5% to $106.8 million in the second quarter of 2023 from $98.5 million in the second quarter of 2022;
•	Comparable restaurant sales at Pollo Tropical increased 9.6% in the second quarter of 2023 compared to the second quarter of 2022;
•	Net income of $3.9 million, or $0.15 per diluted share, in the second quarter of 2023, compared to net loss of $(6.2) million, or $(0.25) per diluted share, in the second quarter of 2022;
•
Net income from continuing operations of $3.8 million, or $0.15 per diluted share, in the second quarter of 2023, compared to net loss from continuing operations of $(6.5) million, or $(0.26) per diluted share, in the second quarter of 2022;

•
Adjusted net income (a non-GAAP financial measure) of $4.9 million, or $0.19 per diluted share, in the second quarter of 2023, compared to adjusted net loss of $(3.3) million, or $(0.14) per diluted share, in the second quarter of 2022 (see non-GAAP reconciliation table below);

•
Consolidated Adjusted EBITDA (a non-GAAP financial measure) of $11.1 million in the second quarter of 2023 compared to $5.7 million in the second quarter of 2022 (see non-GAAP reconciliation table below);

•
Income from Operations of $4.1 million, or 3.9% of restaurant sales, in the second quarter of 2023 compared to a loss from operations of $(5.3) million, or (5.4)% of restaurant sales, in the second quarter of 2022; and

•
Restaurant-level Operating Profit (formerly Restaurant-level Adjusted EBITDA, a non-GAAP financial measure) of $20.6 million, or 19.3% of Pollo Tropical restaurant sales, in the second quarter of 2023 compared to $14.9 million, or 15.2% of Pollo Tropical restaurant sales, in the second quarter of 2022 (see non-GAAP reconciliation table below).

Second Quarter and July 2023 Comparable Restaurant Statistics to Second Quarter and July 2022

	Fiscal April	Fiscal May	Fiscal June	Second Quarter 2023	Fiscal July
Sales	7.3%	11.6%	9.7%	9.6%	9.3%
Transactions	1.1%	5.1%	4.5%	3.6%	3.9%
Net impact of product channel mix and pricing	6.2%	6.5%	5.2%	6.0%	5.4%

•
April 2023 comparable restaurant sales vs. 2022 were negatively impacted by the effects of severe rainstorms and flooding in South Florida. After adjusting for the impact of the severe weather event, we estimate that April 2023 comparable restaurant sales would have been higher by approximately 80 basis points.

Cash and Liquidity

Excluding $3.6 million in restricted cash, our cash balance increased from $30.1 million at April 2, 2023 to $34.7 million at July 2, 2023 primarily due to an increase in Consolidated Adjusted EBITDA and the receipt of insurance proceeds related to the Texas winter storm in 2021 for Taco Cabana. We expect to continue to generate positive operating cash flows and increase our cash balance through the balance of the year through traffic growth and margin improvement.

Second Quarter Pollo Tropical Results

Total Pollo Tropical restaurant sales increased 8.8% to $106.6 million in the second quarter of 2023 compared to $98.0 million in the second quarter of 2022 primarily due to a comparable restaurant sales increase of 9.6%. The increase in comparable restaurant sales resulted from a net impact of pricing and product/channel mix of 6.0% and an increase in comparable restaurant transactions of 3.6%. The increase in pricing and product/channel mix was driven primarily by menu price increases of 9.9% and increases in dine-in and delivery average check. Pollo Tropical dine-in and counter take-out comparable restaurant sales increased from the second quarter of 2022 to the second quarter of 2023 driven primarily by increased transactions as more customers continue to move back to dine-in. Delivery growth continued to be strong in the second quarter of 2023, with 20.7% comparable restaurant sales growth vs. the second quarter of 2022 and average check growth of 5.3% vs. the second quarter of 2022.

	Comparable Restaurant Sales Mix by Channel - Pollo Tropical

Channel	Second Quarter 2023	% of Total	Second Quarter 2022	% of Total
($ in thousands)
Counter	$33,904	32%	$29,672	31%
Drive-thru	53,894	52%	50,972	54%
Delivery	12,456	12%	10,316	11%
Online	3,106	3%	3,295	3%
Catering	1,208	1%	1,121	1%
Total	$104,568	100%	$95,376	100%
Net income increased to $3.9 million in the second quarter of 2023 from net loss of $(6.2) million in the second quarter of 2022. This was primarily due to higher restaurant sales, timing in advertising expense, and higher Restaurant-level Operating Profit. Full year 2023 advertising expense is targeted to be approximately 3.5% of restaurant sales. In addition, second quarter 2023 workers compensation expense as a percentage of sales was approximately 40 basis points below 2022 and first quarter 2023 historical run rates. We expect future claims to trend toward historical levels. Consolidated Adjusted EBITDA (a non-GAAP financial measure) increased to $11.1 million in the second quarter of 2023 from $5.7 million in the second quarter of 2022. The increase was primarily due to the impact of higher restaurant sales partially offset by higher insurance costs, as well as higher commodity costs within cost of sales.

Pricing action has been taken to offset labor, food and operating cost increases and regain margins. In order to minimize sales traffic risk, we have taken a phased approach to menu price increases and are also targeting lower pricing increases on menu items purchased by value-conscious customers, including our Pollo Time!TM promotional items. Price increases taken include a 5.0% increase in March 2022, a 1.4% increase in June 2022, a 4.0% increase in September 2022, and a 5.0% increase in March 2023. As a result of the phased approach to menu price increases, margin improvement has been trailing the impact of cost increases, with improved year over year margin improvement expected to continue compared to 2022, barring unforeseen changes in our cost structure and operating environment. Cost of sales margins improved year over year due to menu price increases, the impact of higher restaurant sales, and reduced commodity costs as a result of non-recurring additional chicken costs in 2022 related to utilizing a back-up supplier from May 2022 to early July 2022 due to a short-term capacity disruption experienced by our primary chicken supplier.

Income from Operations of $4.1 million, or 3.9% of restaurant sales, in the second quarter of 2023 increased compared to loss from operations of $(5.3) million, or (5.4)% of restaurant sales, in the second quarter of 2022. Restaurant-level Operating Profit (a non-GAAP financial measure) as a percentage of restaurant sales increased, with second quarter Restaurant-level Operating Profit as a percentage of restaurant sales of 19.3% in the second quarter of 2023 compared to 15.2% in the second quarter of 2022 (see non-GAAP reconciliation table below).

General and Administrative expenses were $10.7 million for the second quarter of 2023 and $12.8 million for the second quarter of 2022 and, as a percentage of total revenues decreased to 10.0% in the second quarter of 2023 from 13.0% in the second quarter of 2022 due primarily to lower employee and other support costs, as well as lower professional fees and legal costs, coupled with higher total revenue. General and administrative expenses for the second quarter of 2023 included $0.4 million in non-recurring expenses comprised of $0.3 million of professional fees and $0.2 million of general and administrative efficiency initiative costs. General and administrative expenses for the second quarter of 2022 included $1.7 million in non-recurring expenses comprised of $1.2 million of professional fees, $0.3 million of digital platform costs, and $0.2 million of general and administrative efficiency initiative costs.

Refresh and Remodel Status and Results

Our refresh/remodel program is generating a sales lift in comparison to Pollo Tropical local market unit restaurant sales trends. Sales lift on refreshed units is based on sales in the respective units for the 4-weeks prior to the commencement of the project compared to the sales after reopening the unit for full operations, excluding units with non-recurring events impacting the comparability of the unit’s respective results. Through the second quarter of 2023, 40 refreshes and remodels have been completed.

Restaurant Portfolio

As of July 2, 2023, there were 134 Company-owned Pollo Tropical restaurants, and 28 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, Panama, Guyana, and the Bahamas.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® restaurant brand. The brand features fresh-made cooking, offering distinct and unique flavors with broad appeal at a compelling value through dine-in service, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com. For more information about Pollo Tropical, visit the restaurant brand website at www.pollotropical.com.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding our anticipated growth, plans, objectives and the impact of our initiatives, including our efforts to reduce general and administrative expenses, our investments in strategic and sales building initiatives, including those relating to operations improvements, marketing and brand building, unit remodels and refreshes, and planned price increases on future sales, transaction growth, margins, earnings and liquidity, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “positioned,” “target,” “continue,” “expects,” “look to,” “intends” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q. Additional factors that may cause actual results to differ materially from any forward-looking statements regarding the proposed transaction with Authentic Restaurant Brands include, but are not limited to: occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions, the possibility that the consummation of the proposed transaction is delayed or does not occur, including the failure of the Company’s stockholders to approve the proposed transaction, uncertainty as to whether the parties will be able to complete the proposed transaction on the terms set forth in the merger agreement, uncertainty regarding the timing of the receipt of required regulatory approvals for the proposed transaction and the possibility that the parties may be required to accept conditions that could reduce or eliminate the anticipated benefits of the proposed transaction as a condition to obtaining regulatory approvals or that the required regulatory approvals might not be obtained at all, the outcome of any legal proceedings that have been or may be instituted against the parties or others following announcement of the transactions contemplated by the merger agreement, challenges, disruptions and costs of integrating and achieving anticipated synergies, or that such synergies will take longer to realize than expected, risks that the proposed transaction and other transactions contemplated by the merger agreement disrupt current plans and operations that may harm the Company’s businesses, the amount of any costs, fees, expenses, impairments and charges related to the proposed transaction, and uncertainty as to the effects of the announcement or pendency of the proposed transaction on the market price of the Company’s common stock and/or on its financial performance. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JULY 2, 2023 AND JULY 3, 2022
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended (a)		Six Months Ended (a)
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Revenues:
Restaurant sales	$106,637	$98,023	$209,701	$193,223
Franchise royalty revenues and fees	206	464	513	873
Total revenues	106,843	98,487	210,214	194,096
Costs and expenses:
Cost of sales	32,568	32,580	65,180	63,327
Restaurant wages and related expenses (b)	25,878	24,583	52,268	48,157
Restaurant rent expense	6,110	5,976	12,191	12,003
Other restaurant operating expenses	18,410	16,755	36,034	33,405
Advertising expense	3,116	3,245	6,312	6,109
General and administrative expenses (b)(c)	10,729	12,791	23,912	25,133
Depreciation and amortization	4,822	5,232	9,214	10,346
Impairment and other lease charges (recoveries) (d)	685	2,110	2,941	1,408
Closed restaurant rent, net of sublease income (e)	238	401	(46)	781
Other expense (income), net (f)	157	83	172	134
Total operating expenses	102,713	103,756	208,178	200,803
Income (loss) from operations	4,130	(5,269)	2,036	(6,707)
Interest expense (income), net	(81)	85	2	170
Income (loss) from continuing operations before taxes	4,211	(5,354)	2,034	(6,877)
Provision for income taxes	382	1,134	349	912
Income (loss) from continuing operations	3,829	(6,488)	1,685	(7,789)
Income from discontinued operations, net of tax	30	267	265	212
Net income (loss)	$3,859	$(6,221)	$1,950	$(7,577)
Earnings (loss) per common share:
Continuing operations – basic	$0.15	$(0.26)	$0.06	$(0.31)
Discontinued operations – basic	—	0.01	0.01	0.01
Basic	$0.15	$(0.25)	$0.07	$(0.30)
Continuing operations – diluted	$0.15	$(0.26)	$0.06	$(0.31)
Discontinued operations – diluted	—	0.01	0.01	0.01
Diluted	$0.15	$(0.25)	$0.07	$(0.30)
Weighted average common shares outstanding:
Basic	25,566,740	24,946,674	25,493,415	24,889,650
Diluted	25,566,740	24,946,674	25,493,415	24,889,650

(a)
The Company uses a 52- or 53-week fiscal year that ends on the Sunday closest to December 31. The  three- and six-month periods ended July 2, 2023 and July 3, 2022 each included 13 and 26 weeks, respectively.

(b)
Restaurant wages and related expenses include stock-based compensation of $0 and $6 for the three months ended July 2, 2023 and July 3, 2022, respectively, and $4 and $13 for the six months ended July 2, 2023 and July 3, 2022, respectively. General and administrative expenses include stock-based compensation expense of $638 and $1,388 for the three months ended July 2, 2023 and July 3, 2022, respectively, and $1,233 and $2,011 for the six months ended July 2, 2023 and July 3, 2022, respectively.

(c)	See notes (e), (f), (g) and (h) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled “Supplemental Non-GAAP Information.”
(d)	See note (b) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled “Supplemental Non-GAAP Information.”
(e)	See note (c) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled “Supplemental Non-GAAP Information.”
(f)	See note (d) to the reconciliation of net income (loss) to adjusted net income (loss) in the tables titled “Supplemental Non-GAAP Information.”

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 2, 2023	January 1, 2023
Assets
Cash	$34,747	$32,167
Other current assets	21,745	20,524
Property and equipment, net	87,018	87,106
Operating lease right-of-use assets	143,861	146,681
Goodwill	56,307	56,307
Other assets	5,186	5,906
Total assets	$348,864	$348,691

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$40	$62
Other current liabilities	40,912	40,240
Long-term debt, net of current portion	347	367
Operating lease liabilities	152,613	155,355
Deferred tax liabilities	16	202
Other non-current liabilities	7,072	7,208
Total liabilities	201,000	203,434
Stockholders’ equity	147,864	145,257
Total liabilities and stockholders’ equity	$348,864	$348,691

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Revenues:
Pollo Tropical	$106,843	$98,487	$210,214	$194,096

Change in comparable restaurant sales (a):
Pollo Tropical	9.6%	8.4%	9.7%	8.2%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$797	$715	$1,557	$1,408
Non-comparable restaurants (c)	749	439	1,114	932
Total Company-owned (d)	796	710	1,548	1,400

Income (loss) from continuing operations before taxes	$4,211	$(5,354)	$2,034	$(6,877)

Consolidated Adjusted EBITDA (e)	$11,081	$5,656	$17,607	$10,948

Restaurant-level Operating Profit (e):	$20,555	$14,890	$37,720	$30,235

(a)
Restaurants are included in comparable restaurant sales after they have been open for 18 months or longer. Restaurants are excluded from comparable restaurant sales for any fiscal month in which the restaurant was closed for more than five days. Comparable restaurant sales are compared to the same period in the prior year.

(b)
Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period by the average number of comparable restaurants for such period.

(c)
Non-comparable restaurants are restaurants that have been open for less than 18 months, or that were temporarily closed during the period. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period by the average number of new restaurants for such period.

(d)	Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period by the average number of open restaurants for such period.
(e)
Consolidated Adjusted EBITDA and Restaurant-level Operating Profit (formerly Restaurant-level Adjusted EBITDA), are non-GAAP financial measures. Please see the reconciliation from net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Operating Profit in the table titled “Supplemental Non-GAAP Information.”

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three Months Ended		Six Months Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Company-owned restaurant openings:
Pollo Tropical	—	—	—	—

Company-owned restaurant closings:
Pollo Tropical	(3)	—	(3)	—

Number of Company-owned restaurants:
Pollo Tropical	134	138	134	138

Number of franchised restaurants:
Pollo Tropical	28	29	28	29

Total number of restaurants:
Pollo Tropical	162	167	162	167

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):
	Three Months Ended
	July 2, 2023		July 3, 2022
		(a)		(a)
Restaurant sales	$106,637		$98,023
Cost of sales	32,568	30.5%	32,580	33.2%
Restaurant wages and related expenses	25,878	24.3%	24,583	25.1%
Restaurant rent expense	6,110	5.7%	5,976	6.1%
Other restaurant operating expenses	18,410	17.3%	16,755	17.1%
Advertising expense	3,116	2.9%	3,245	3.3%
Depreciation and amortization	4,822	4.5%	5,232	5.3%
Impairment and other lease charges (recoveries)	685	0.6%	2,110	2.2%
Closed restaurant rent expense, net of sublease income	238	0.2%	401	0.4%

	Six Months Ended
	July 2, 2023		July 3, 2022
		(a)		(a)
Restaurant sales	$209,701		$193,223
Cost of sales	65,180	31.1%	63,327	32.8%
Restaurant wages and related expenses	52,268	24.9%	48,157	24.9%
Restaurant rent expense	12,191	5.8%	12,003	6.2%
Other restaurant operating expenses	36,034	17.2%	33,405	17.3%
Advertising expense	6,312	3.0%	6,109	3.2%
Depreciation and amortization	9,214	4.4%	10,346	5.4%
Impairment and other lease charges (recoveries)	2,941	1.4%	1,408	0.7%
Closed restaurant rent expense, net of sublease income	(46)	—%	781	0.4%

(a)	Percent of restaurant sales.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Consolidated Adjusted EBITDA and margin and Restaurant-level Operating Profit (formerly Restaurant-level Adjusted EBITDA), and margin are non-GAAP financial measures. Consolidated Adjusted EBITDA is defined as earnings (loss) before interest expense (income), net, income taxes, depreciation and amortization, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, stock-based compensation expense, other expense (income), net, and certain significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants as set forth in the reconciliation table below. Restaurant-level Operating Profit is defined as Consolidated Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Consolidated Adjusted EBITDA is the primary measure of profit or loss used by our chief operating decision maker for purposes of assessing performance. In addition, management believes that Consolidated Adjusted EBITDA and Restaurant-level Operating Profit, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of net income (loss) to Consolidated Adjusted EBITDA and Restaurant-level Operating Profit (i) provide useful information about our operating performance and period-over-period changes, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	Three Months Ended		Six Months Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Net income (loss)	$3,859	$(6,221)	$1,950	$(7,577)
Income from discontinued operations, net of tax	(30)	(267)	(265)	(212)
Provision for income taxes	382	1,134	349	912
Income (loss) from continuing operations before taxes	4,211	(5,354)	2,034	(6,877)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	4,822	5,232	9,214	10,346
Impairment and other lease charges (recoveries)	685	2,110	2,941	1,408
Interest expense (income), net	(81)	85	2	170
Closed restaurant rent expense, net of sublease income	238	401	(46)	781
Other expense (income), net	157	83	172	134
Stock-based compensation expense	—	6	4	13
Total non-general and administrative adjustments	5,821	7,917	12,287	12,852
General and administrative adjustments:
Stock-based compensation expense	638	1,388	1,233	2,011
Non-recurring professional fees(a)	255	1,197	420	1,902
G&A efficiency initiatives(b)	156	193	825	454
Restructuring costs(c)	—	—	717	—
Digital costs(d)	—	315	91	606
Total general and administrative adjustments	1,049	3,093	3,286	4,973
Consolidated Adjusted EBITDA	$11,081	$5,656	$17,607	$10,948
Total revenues	$106,843	$98,487	$210,214	$194,096
Net income (loss) as a percentage of total revenues	3.6%	(6.3)%	0.9%	(3.9)%
Consolidated Adjusted EBITDA as a percentage of total revenues	10.4%	5.7%	8.4%	5.6%
(a)	Non-recurring professional fees consist of costs related to growth initiatives.
(b)	G&A efficiency initiatives consist of non-recurring retention bonus costs and costs related to the acceleration and write-off of costs related to accounting system implementation.
(c)
Restructuring costs for the six months ended July 2, 2023 include severance costs related to the departure of a former executive, CEO search firm fees, and eliminated positions related to the accounting outsourcing.

(d)	Digital costs for the six months ended July 2, 2023 and the three and six months ended July 3, 2022 include costs related to enhancing the digital experience for our customers.

	Three Months Ended		Six Months Ended
	July 2, 2023	July 3, 2022	July 2, 2023	July 3, 2022
Income (loss) from operations	$4,130	$(5,269)	$2,036	$(6,707)
Add:
Non-general and administrative adjustments:
Depreciation and amortization	4,822	5,232	9,214	10,346
Impairment and other lease charges (recoveries)	685	2,110	2,941	1,408
Closed restaurant rent expense, net of sublease income	238	401	(46)	781
Other expense (income), net	157	83	172	134
Stock-based compensation expense	—	6	4	13
Total non-general and administrative adjustments	5,902	7,832	12,285	12,682
General and administrative adjustments:
Stock-based compensation expense	638	1,388	1,233	2,011
Non-recurring professional fees	255	1,197	420	1,902
G&A efficiency initiatives	156	193	825	454
Restructuring costs	—	—	717	—
Digital costs	—	315	91	606
Total general and administrative adjustments	1,049	3,093	3,286	4,973
Consolidated Adjusted EBITDA	$11,081	$5,656	$17,607	$10,948
Restaurant-level adjustments:
Add: Other general and administrative expense(a)	9,680	9,698	20,626	20,160
Less: Franchise royalty revenue and fees	206	464	513	873
Restaurant-level Operating Profit	$20,555	$14,890	$37,720	$30,235
Restaurant sales	$106,637	$98,023	$209,701	$193,223
Income (loss) from operations as a percentage of restaurant sales	3.9%	(5.4)%	1.0%	(3.5)%
Restaurant-level Operating Profit as a percentage of restaurant sales	19.3%	15.2%	18.0%	15.6%
(a)	Excludes general and administrative adjustments above.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands of dollars, except per share amounts):

Adjusted net income (loss) and related adjusted diluted earnings (loss) per share are non-GAAP financial measures. Adjusted net income (loss) is defined as net income (loss) before discontinued operations, impairment and other lease charges (recoveries), goodwill impairment, closed restaurant rent expense, net of sublease income, other expense (income), net, and other significant items that are related to strategic changes and/or are not related to the ongoing operation of our restaurants. Management believes that adjusted net income (loss) and related adjusted earnings (loss) per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also, these measures may not be comparable to similarly titled captions of other companies.

	(Unaudited)
	Three Months Ended
	July 2, 2023				July 3, 2022
	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS	Loss Before Income Taxes	Provision For Income Taxes (a)	Net Loss	Diluted EPS
Reported - GAAP Net income (loss)			$3,859	$0.15			$(6,221)	$(0.25)
Income from discontinued operations, net of tax			(30)	—			(267)	(0.01)
Income (loss) from continuing operations	$4,211	$382	$3,829	$0.15	$(5,354)	$1,134	$(6,488)	$(0.26)
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (recoveries) (b)	685	171	514	0.02	2,110	526	1,584	0.06
Closed restaurant rent expense, net of sublease income (c)	238	59	179	0.01	401	100	301	0.01
Other expense (income), net (d)	157	39	118	—	83	21	62	—
Total non-general and administrative expense	1,080	269	811	0.03	2,594	647	1,947	0.07
General and administrative expense adjustments:
Non-recurring professional fees (e)	255	64	191	0.01	1,197	298	899	0.04
G&A efficiency initiatives (f)	156	39	117	—	193	48	145	—
Digital costs (h)	—	—	—	—	315	79	236	0.01
Total general and administrative expense	411	103	308	0.01	1,705	425	1,280	0.05
Adjusted - Non-GAAP	$5,702	$754	$4,948	$0.19	$(1,055)	$2,206	$(3,261)	$(0.14)

	(Unaudited)
	Six months ended
	July 2, 2023				July 3, 2022
	Income Before Income Taxes	Provision For Income Taxes (a)	Net Income	Diluted EPS	Loss Before Income Taxes	Provision For Income Taxes (a)	Net Loss	Diluted EPS
Reported - GAAP Net income (loss)			$1,950	$0.07			$(7,577)	$(0.30)
Income from discontinued operations, net of tax			(265)	(0.01)			(212)	(0.01)
Income (loss) from continuing operations	$2,034	$349	$1,685	$0.06	$(6,877)	$912	$(7,789)	$(0.31)
Adjustments:
Non-general and administrative expense adjustments:
Impairment and other lease charges (recoveries) (b)	2,941	733	2,208	0.08	1,408	351	1,057	0.04
Closed restaurant rent expense, net of sublease income (c)	(46)	(11)	(35)	—	781	195	586	0.02
Other expense (income), net (d)	172	43	129	0.01	134	33	101	0.01
Total non-general and administrative expense	3,067	765	2,302	0.09	2,323	579	1,744	0.07
General and administrative expense adjustments:
Non-recurring professional fees (e)	420	105	315	0.02	1,902	474	1,428	0.06
G&A efficiency initiatives (f)	825	206	619	0.02	454	113	341	0.01
Restructuring costs (g)	717	179	538	0.02	—	—	—	—
Digital costs (h)	91	23	68	—	606	151	455	0.02
Total general and administrative expense	2,053	513	1,540	0.06	2,962	738	2,224	0.09
Adjusted - Non-GAAP	7,154	1,627	5,527	0.21	(1,592)	2,229	(3,821)	(0.15)

(a)
The provision for (benefit from) income taxes related to the adjustments was calculated using the Company’s combined federal statutory and estimated state rate of 24.9% for both periods ending July 2, 2023 and July 3, 2022.

(b)
Impairment and other lease charges (recoveries) for the three and six months ended July 2, 2023 consist of impairment charges of $1.4 million and other lease charges from lease terminations of $1.5 million. The impairment charges for the three and six months ended July 2, 2023 relate to the impairment of assets from four Pollo Tropical restaurants. Impairment and other lease charges (recoveries) for the three and six months ended July 3, 2022 consist of impairment charges of $2.2 million and, for the six months ended July 3, 2022, gains from lease terminations of $(0.7) million.

(c)
Closed restaurant rent expense, net of sublease income, for the three months ended July 2, 2023 consists of closed restaurant lease costs of $2.0 million, net of sublease income of $(1.8) million. Closed restaurant rent expense, net of sublease income, for the three months ended July 3, 2022 consists of closed restaurant lease costs of $2.1 million, net of sublease income of $(1.7) million. Closed restaurant rent expense, net of sublease income, for the six months ended July 2, 2023 consists of closed restaurant lease costs of $4.1 million, net of sublease income of $(4.1) million. Closed restaurant rent expense, net of sublease income, for the six months ended July 3, 2022 consists of closed restaurant lease costs of $4.3 million, net of sublease income of $(3.6) million.

(d)	Other expense (income), net, for the three and six months ended July 2, 2023 and July 3, 2022 primarily consists of closed restaurant related costs.
(e)	Non-recurring professional fees consist of costs related to growth initiatives.
(f)	G&A efficiency initiatives consist of non-recurring retention bonus costs and costs related to the acceleration and write-off of costs related to accounting system implementation.
(g)
Restructuring costs for the six months ended July 2, 2023 include severance costs related to the departure of a former executive, CEO search firm fees, and the eliminated positions related to the accounting outsourcing.

(h)	Digital costs for the three and six months ended July 2, 2023 and July 3, 2022, include costs related to enhancing the digital experience for our customers.